Exhibit 99.1

Chesapeake Announces Management Changes

Richmond, Va. -- Chesapeake Corporation (NYSE:CSK) today announced that Thomas H. Johnson has retired as the company's chief executive officer, chairman of the board and a director. The Board of Directors has appointed Johnson non-executive advisory vice chairman of the company, in which capacity he will serve until April 30, 2006. Andrew J. Kohut, president of the company, has been appointed chief executive officer and elected a director of the corporation. In addition, Sir David Fell, currently chairman of the corporation's Committee of Independent Directors, has been elected non-executive chairman of the board.

"I am pleased to have led the transformation of Chesapeake over the past eight years from a commodity-based cyclical forest products company into an international specialty packaging company," said Johnson. "As Chesapeake continues to refine its packaging focus and move aggressively to cut costs, I have confidence that the new management team led by Andy Kohut has the ability to increase the value of the company for our shareholders."

Sir David Fell, chairman of the board, said, "We have been very fortunate to have the benefit of Tom Johnson's broad experience in the packaging industry and in transacting business around the globe. We are indebted to him for his contributions to Chesapeake and wish him well."

Johnson joined Chesapeake in 1997 as president & chief executive officer and a director. He was given the additional appointment of chairman of the board of directors in 2000. As part of a management succession plan begun last year, he relinquished the title of president to Kohut at the beginning of 2005. Johnson has had an almost 30-year career in the forest products, paper and packaging industries. Prior to joining Chesapeake he held a number of executive management positions with Mead Corporation and for the nine years immediately preceding his Chesapeake service, he served as president, chief executive officer and vice chairman of Riverwood International Corporation.

Andrew J. Kohut, who was elected president of the corporation as of January 3, 2005, joined Chesapeake in 1979. He has served in a variety of financial, strategic and operating roles, including serving as chief financial officer from 1991 - 1996 and 2001 - 2005, with a stint as group vice president - display & packaging from 1996 - 1998. He received a bachelor of science degree with honors in business administration from Indiana University of Pennsylvania and a masters of business administration degree from the College of William and Mary.

"Andy Kohut brings over 26 years of service with Chesapeake in a diverse array of roles to his new post as chief executive officer," said Sir David Fell. "His experience as a packaging plant general manager, operating group manager, strategic development officer, chief financial officer and, most recently, president gives him the hands-on background to lead our company as its CEO. The Board of Directors has confidence that, with his senior management team, Andy can successfully respond to the challenges facing our company."

Kohut, president & chief executive officer, said, "I welcome the challenge of building a stronger, more cost-effective company that can compete successfully in our chosen markets. We have talented, dedicated people, good plants and a strong heritage and are determined to reward our shareholders for their confidence in us."

Sir David Fell, who has been a director of the corporation since 2000, resides in Holywood, Northern Ireland. He currently serves as non-executive chairman of Goldblatt McGuigan, a firm of chartered accountants in Belfast, Northern Ireland, and as a director of National Australia Group Europe and Clydesdale Bank plc. He has previously served as chairman or a director of companies involved in financial services, shipbuilding, oil supplies and property. He is also a former head of the Northern Ireland Civil Service. He was awarded a knighthood in the birthday honours list in 1995.

Harry H. Warner, a director of the corporation since 1978 and chairman of the directors' corporate governance and nominating committee, said, "Since joining our board of directors in 2000, Sir David Fell has brought to the board not only an international perspective, but a clear view of good corporate governance and a resolute, yet gracious, style of leadership that made him the unanimous choice of our directors as non-executive chairman of the board."

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,400 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.